Exhibit 23.1

When the transaction referred to in Note 18 of the notes to the consolidated financial statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 30, 2023, except for Notes 17 and 18, as to which the date is January        , 2024, with respect to the consolidated financial statements of BrightSpring Health Services, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Louisville, Kentucky

January         , 2024